                                                                     EXHIBIT 4.1

                                AMENDMENT TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                                  T-NETIX, INC.

                      (Pursuant to Section 7-106-102 of the
                       Colorado Business Corporation Act)


                  T-Netix, Inc., a corporation organized and existing under the Colorado Business Corporation Act (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on April 14, 2000 pursuant to authority of the Board of Directors as required by
Section 7-106-102 of the Colorado Business Corporation Act (the "CBCA"):

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Articles of Incorporation, the Board of Directors hereby amends the Articles of Incorporation by adding a new paragraph (d) to Section A of Article V of such Articles of Incorporation, pursuant to which the Corporation authorizes a series of the Corporation's previously authorized Preferred Stock, par value $0.01 per share (the "PREFERRED STOCK"), to read in its entirety as follows:

                  (d) The designation, number of shares, relative rights, preferences, privileges, powers and limitations of such series of the Series A Convertible Preferred Stock shall be as follows:

                  Series A Convertible Preferred Stock:

                           I. DESIGNATION AND AMOUNT

                  The designation of this series, which consists of 3,750 shares of Preferred Stock, is Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") and the stated value shall be One Thousand Dollars ($1,000) per share (the "STATED VALUE").


                                    II. RANK

                  The Series A Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $0.01 per share (the "COMMON STOCK"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series A Preferred Stock obtained in accordance with Section IX of Article V.A(d) of the Articles of Incorporation, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock) (collectively, with the Common Stock, "JUNIOR SECURITIES"); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Section IX of Article V.A(d) of the Articles of Incorporation) specifically ranking, by its terms, on parity with the Series A Preferred Stock ("PARI PASSU SECURITIES"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Section IX of Article V.A(d) of the Articles of Incorporation) specifically ranking, by its terms, senior to the Series A Preferred Stock ("SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


                                 III. DIVIDENDS

                  The Series A Preferred Stock shall not bear any dividends. In no event, so long as any Series A Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than a distribution of Junior Securities), without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a class.


                           IV. LIQUIDATION PREFERENCE

                  A. LIQUIDATION EVENT. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A Preferred Stock, subject to Section VI, shall have received the Liquidation Preference (as defined in Section IV.C of Article V.A(d) of the Articles of Incorporation) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities (including any dividends or distribution paid on any Pari Passu Securities after the Issue Date (as defined in Section IV.C) of Article V.A(d) of the Articles of Incorporation) shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. Any prior dividends or distribution made after the Issue Date (as defined in Section IV.C of Article V.A(d) of the Articles of Incorporation) shall offset, dollar for dollar, the amount payable to the class or series to which such distribution was made.

                  B. CERTAIN ACTS DEEMED LIQUIDATION EVENT. Subject to Section V.E of Article V.A(d) of the Articles of Incorporation, at the option of any holder of Series A Preferred Stock, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor (each, a "MAJOR TRANSACTION") shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute upon consummation of and as a condition to such transaction an amount equal to 120% of the Liquidation Preference with respect to each outstanding share of Series A Preferred Stock or
(ii) be treated pursuant to Section VI.C(b) of Article V.A(d) of the Articles of Incorporation. "PERSON" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

                  C. LIQUIDATION PREFERENCE. For purposes hereof, the "LIQUIDATION PREFERENCE" with respect to a share of the Series A Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof plus (ii) an amount equal to eight percent (8%) per annum of such Stated Value for the period beginning on the date of issuance of the Series A Preferred Stock (the "ISSUE DATE") and ending on the date of final distribution to the holder thereof (prorated for any portion of such period) plus (iii) all Conversion Default Payments (as defined in Section VI.E of
Article V.A(d) of the Articles of Incorporation), Delivery Default Payments (as defined in Section VI.D of Article V.A(d) of the Articles of Incorporation) and any other amounts owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement. The liquidation preference with respect to any Pari Passu Securities shall be as set forth in the Amendment to the Articles of Incorporation filed in respect thereof.


                                 V. REDEMPTION

                  A. MANDATORY REDEMPTION. If any of the following events (each, a "MANDATORY REDEMPTION EVENT") shall occur:

                     (i) The Corporation (a) fails to issue shares of Common Stock to the holders of Series A Preferred Stock upon exercise by the holders of their conversion rights in accordance with the terms of this Article V.A(d) of the Articles of Incorporation (for a period of at least sixty (60) days if such failure is solely as a result of the circumstances governed by the second paragraph of Section VI.E of Article V.A(d) of the Articles of Incorporation and the Corporation is using its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable), (b) fails to transfer or to cause its transfer agent to transfer (electronically or in certificated form) any certificate for shares of Common Stock issued to the holders upon conversion of the Series A Preferred Stock as and when required by this Article V.A(d) of the Articles of Incorporation or by the Registration Rights Agreement, dated as of April 17, 2000, by and among the Corporation and the other signatories thereto (the "REGISTRATION RIGHTS AGREEMENT"), (c) fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate or any shares of Common Stock issued to the holders of Series A Preferred Stock upon conversion of the Series A Preferred Stock as and when required by this Article V.A(d) of the Articles of Incorporation or by the Securities Purchase Agreement, dated as of April 17, 2000, by and between the Corporation and the other signatories thereto (the "PURCHASE AGREEMENT") or the Registration Rights Agreement, or (d) fails to fulfill its obligations pursuant to Sections 4(c), 4(d), 4(e), 4(h), 4(i), 4(j) or 5 of the Purchase Agreement (or makes any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for ten (10) days after the Corporation shall have been notified thereof in writing by any holder of Series A Preferred Stock;

                     (ii) The Corporation fails to obtain effectiveness with the Securities and Exchange Commission (the "SEC"), prior to August 17, 2000, of the Registration Statement (as defined in the Registration Rights Agreement, the "REGISTRATION STATEMENT") required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or fails to obtain the effectiveness of any additional Registration Statement (required to be filed pursuant to Section 3(b) of the Registration Rights Agreement) within sixty (60) days after the Registration Trigger

Date (as defined in the Registration Rights Agreement), or any such Registration Statement, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement, the "REGISTRABLE SECURITIES") otherwise cannot be made thereunder (whether by reason of the Corporation's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Corporation's failure to file and obtain effectiveness with the SEC of an additional Registration Statement required to be filed pursuant to
Section 3(b) of the Registration Rights Agreement or otherwise) for more than twenty (20) consecutive days or more than forty-five (45) days in any twelve
(12) month period after such Registration Statement becomes effective;

                     (iii) The Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

                     (iv) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation; or

                     (v) The Corporation shall fail to maintain the listing of the Common Stock on the Nasdaq National Market ("NNM"), the Nasdaq SmallCap Market ("NASDAQ SMALLCAP"), the New York Stock Exchange ("NYSE") or the American Stock Exchange ("AMEX"),

then, upon the occurrence and during the continuation of any Mandatory Redemption Event specified in subparagraphs (i), (ii) or (v), at the option of the holders of at least 50% of the then outstanding shares of Series A Preferred Stock exercisable by delivery of written notice (the "MANDATORY REDEMPTION NOTICE") to the Corporation of such Mandatory Redemption Event, or upon the occurrence of any Mandatory Redemption Event specified in subparagraphs (iii) or
(iv), the then outstanding shares of Series A Preferred Stock shall become immediately redeemable and the Corporation shall purchase each holder's outstanding shares of Series A Preferred Stock for an amount per share equal to the greater of (1) 120% multiplied by the sum of (a) the Stated Value of the shares to be redeemed plus (b) an amount equal to eight percent (8%) per annum of such Stated Value for the period beginning on the Issue Date and ending on the date of payment of the Mandatory Redemption Amount (the "MANDATORY REDEMPTION DATE") plus (c) all Conversion Default Payments (as defined in
Section VI.E of Article V.A(d) of the Articles of Incorporation), Delivery Default Payments (as defined in Section VI.D of Article V.A(d) of the Articles of Incorporation) and any other amounts owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement, and (2) the "PARITY VALUE" of the shares to be redeemed, where parity value for purposes of this Section V.A of
Article V.A(d) of the Articles of Incorporation means the product of (a) the highest number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock in accordance with Section VI of Article V.A(d) of the Articles of Incorporation (without giving any effect to any limitations on conversions of shares contained herein, and treating the Trading Day (as defined in Section VI.B of Article V.A(d) of the Articles of Incorporation) immediately preceding the Mandatory Redemption Date as the "CONVERSION DATE" (as defined in Section VI.D(d) of Article V.A(d) of the Articles of Incorporation) for purposes of determining the lowest applicable Conversion Price, unless the Mandatory Redemption Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion
Date), multiplied by (b) the highest Closing Price (as defined below) for the Common Stock during the period beginning on the date of first occurrence of the Mandatory Redemption Event and ending one day prior to the Mandatory Redemption Date (the greater of such amounts being referred to as the "MANDATORY REDEMPTION AMOUNT"). "CLOSING PRICE," as of any date, means the last sale price of the Common Stock on the NNM as reported by Bloomberg Financial Markets or an equivalent reliable reporting service mutually acceptable to and hereafter designated by the holders of a majority in interest of the shares of Series A Preferred Stock and the Corporation ("BLOOMBERG") or, if NNM is not the principal trading market for such security, the last sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last sale price of such security is available in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the average of the bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date in the manner provided above, the Closing Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series A Preferred Stock for which the calculation of the Closing Price is required.

                  B. TRADING MARKET REDEMPTION. If the Series A Preferred Stock ceases to be convertible by any holder as a result of the limitations described in Section VI.A(c) of Article V.A(d) of the Articles of Incorporation (a "TRADING MARKET REDEMPTION EVENT"), and the Corporation has not, prior to, or within thirty (30) days of, the date that such Trading Market Redemption Event arises, (i) obtained the Stockholder Approval (as defined in Section VI.A(c) of Article V.A(d) of the Articles of Incorporation) or (ii) eliminated any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Maximum Share Amount (as defined in Section VI.A(c) of Article V.A(d) of the Articles of Incorporation), then the Corporation shall be obligated to redeem immediately all of the then outstanding Series A Preferred Stock in accordance with this
Section V.B of Article V.A(d) of the Articles of Incorporation. An irrevocable redemption notice (the "TRADING MARKET REDEMPTION NOTICE") shall be delivered promptly to the holders of Series A Preferred Stock at their registered address appearing on the records of the Corporation and shall state (i) that the Maximum Share Amount (as defined in Section VI.A of Article V.A(d) of the Articles of Incorporation) has been issued upon exercise of the Series A Preferred Stock,
(ii) that the Corporation is obligated to redeem all of the outstanding Series A Preferred Stock and (iii) the Mandatory Redemption Date, which shall be a date within five (5) business days of the earlier of (a) the date of the Trading Market Redemption Notice or (b) the date on which the holders of the Series A Preferred Stock notify the Corporation of the occurrence of a Trading Market Redemption Event. On the Mandatory Redemption Date, the Corporation shall make payment of the Mandatory Redemption Amount (as defined in Section V.A of Article V.A(d) of the Articles of Incorporation) in cash.

                  C. OPTIONAL REDEMPTION. So long as for at all times during the period beginning thirty (30) Trading Days prior to the date of the Optional Redemption Notice (as defined below) and ending on the Optional Redemption Date (as defined below) (i) all of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock are then (x) authorized and reserved for issuance, (y) registered for resale under the 1933 Act by the holders of the Series A Preferred Stock and sales of such shares may be made thereunder (or such shares may otherwise be resold publicly without restriction) and (z) eligible to be traded on the NNM, the Nasdaq SmallCap, the NYSE or the AMEX and
(ii) no Mandatory Redemption Event or Trading Market Redemption Event shall have occurred and be continuing, then at any time after the Issue Date, on any day on which, and for a period of ten (10) consecutive Trading Days prior thereto, the Closing Price (as defined in Section V.A of Article V.A(d) of the Articles of Incorporation) is less than or equal to $4.00 (subject to adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Issue Date), the Corporation shall have the right to deliver written notice to the holders of Series A Preferred Stock of its intention to redeem all of the outstanding shares of Series A Preferred Stock in accordance with this Section V.C of
Article V.A(d) of the Articles of Incorporation. Any notice (the "OPTIONAL REDEMPTION NOTICE") of redemption hereunder (an "OPTIONAL REDEMPTION") shall be delivered to the holders of the Series A Preferred Stock at their registered addresses appearing on the books and records of the Corporation and shall state
(1) that the Corporation is exercising its right to redeem all of the outstanding shares of Series A Preferred Stock and (2) the date of redemption (the "OPTIONAL REDEMPTION DATE"), which date shall be ten (10) Trading Days after the date of delivery of the Optional Redemption Notice. No such Optional Redemption Notice may be sent to the holders of Series A Preferred Stock (a) until the Corporation is permitted to redeem the Series A Preferred Stock pursuant to this Section V.C of Article V.A(d) of the Articles of Incorporation and (b) during any period of time in which the Corporation is in possession of any nonpublic information, the disclosure of which would reasonably be expected to cause a material increase in the trading price of the Corporation's Common Stock. On the Optional Redemption Date, the Corporation shall purchase each holder's outstanding shares of Series A Preferred Stock for an amount per share equal to the greater of (1) 120% multiplied by the sum of (a) the Stated Value of the shares to be redeemed, plus (b) an amount equal to eight percent (8%) per annum of such Stated Value for the period beginning on the Issue Date and ending on the Optional Redemption Date, plus (c) all Conversion Default Payments (as defined in Section VI.E of Article V.A(d) of the Articles of Incorporation), Delivery Default Payments (as defined in Section VI.D of Article V.A(d) of the Articles of Incorporation) and any other amounts owed to such holder pursuant to
Section 2(c) of the Registration Rights Agreement, and (2) the "PARITY VALUE" of the shares to be redeemed, where parity value for purposes of this Section V.C of Article V.A(d) of the Articles of Incorporation means the product of (a) the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock in accordance with Section VI of Article V.A(d) of the Articles of Incorporation (without giving effect to any limitations on conversions of shares contained herein, and treating the Trading Day (as defined in Section VI.B of Article

V.A(d) of the Articles of Incorporation) immediately preceding the date of delivery of the Optional Redemption Notice as the "CONVERSION DATE" (as defined in Section VI.D(d) of Article V.A(d) of the Articles of Incorporation) for purposes of determining the applicable Conversion Price), multiplied by (b) the highest Closing Price for the Common Stock during the period beginning on the date of delivery of the Optional Redemption Notice and ending one day prior to the Optional Redemption Date (the greater of such amounts being referred to as the "OPTIONAL REDEMPTION AMOUNT"). Notwithstanding notice of an Optional Redemption, the holders shall at all times prior to the Optional Redemption Date maintain the right to convert all or any shares of Series A Preferred Stock at the Conversion Price then in effect in accordance with Section VI of Article V.A(d) of the Articles of Incorporation, and any shares of Series A Preferred Stock so converted after receipt of an Optional Redemption Notice and prior to the Optional Redemption Date set forth in such notice and payment of the aggregate Optional Redemption Amount shall be deducted from the shares of Series A Preferred Stock which are otherwise subject to redemption pursuant to such notice. If the Corporation delivers an Optional Redemption Notice and fails to pay the Optional Redemption Amount due to the holders of Series A Preferred Stock within two (2) business days following the Optional Redemption Date, the Corporation shall forever forfeit its right to redeem the Series A Preferred Stock pursuant to this Section V.C of Article V.A(d) of the Articles of Incorporation.

                  D. REDEMPTION IN LIEU OF CONVERSION. Notwithstanding anything to the contrary contained in this Section V of Article V.A(d) of the Articles of Incorporation and subject to the terms of this Section V.D of Article V.A(d) of the Articles of Incorporation, if, on or after October 14, 2000, the Closing Price (as defined in Section V.A of Article V.A(d) of the Articles of Incorporation) of the Common Stock is less than the Fixed Conversion Price on any day a Notice of Conversion (as defined in Section VI of Article V.A(d) of the Articles of Incorporation) is given, the Corporation shall have the option, in lieu of issuing shares of Common Stock to the holders upon conversion in accordance with the terms of Section VI of Article V.A(d) of the Articles of Incorporation, to redeem all or any portion of the shares of Series A Preferred Stock submitted for conversion for an amount in cash equal to the number of shares of Common Stock that would have otherwise been issued upon conversion of the Series A Preferred Stock at the applicable Conversion Price (as defined in
Section VI of Article V.A(d) of the Articles of Incorporation) multiplied by the Redemption Market Price (as defined herein) (the "REDEMPTION IN LIEU OF CONVERSION AMOUNT"). "REDEMPTION MARKET PRICE" shall be equal to the Closing Price of the Common Stock on the Conversion Date. On or before the first day of each calendar month, the Corporation shall notify the holders of the Series A Preferred Stock, in writing, as to whether the Corporation will issue shares of Common Stock, deliver cash in redemption or any combination thereof in respect of the shares of Series A Preferred Stock submitted for conversion pursuant to
Section VI of Article V.A(d) of the Articles of Incorporation. The Corporation will be bound by such notice for the proceeding calendar month (the "TERM"), at the end of which the Corporation may elect to renew such notice. A failure to issue or renew within one (1) business day after the expiration of the Term shall be deemed to be an election to issue Common Stock upon conversion of the Series A Preferred Stock during the subsequent Term. Any redemption amounts payable hereunder shall be paid to the converting holder within two (2) Trading Days of the Conversion Date.

                  E. MAJOR TRANSACTION REDEMPTION. Notwithstanding anything to the contrary contained in this Article V.A(d) of the Articles of Incorporation and subject to the terms of this Section V.E of Article V.A(d) of the Articles of Incorporation, so long as for at all times during the period beginning thirty
(30) Trading Days prior to the date of the Major Transaction Redemption Notice (as defined below) and ending on the Major Transaction Redemption Date (as defined below) (i) all of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock are then (x) authorized and reserved for issuance,
(y) registered for resale under the 1933 Act by the holders of the Series A Preferred Stock and sales of such shares may be made thereunder (or such shares may otherwise be resold publicly without restriction) and (z) eligible to be traded on the NNM, the Nasdaq SmallCap, the NYSE or the AMEX and (ii) no Mandatory Redemption Event or Trading Market Redemption Event shall have occurred and be continuing, then, in the event the Corporation publicly announces its intention to consummate a Major Transaction, the Corporation shall have the right to deliver written notice to the holders of Series A Preferred Stock of its intention to redeem all of the outstanding shares of Series A Preferred Stock in accordance with this Section V.E of Article V.A(d) of the Articles of Incorporation. Any notice (the "MAJOR TRANSACTION REDEMPTION NOTICE") of redemption hereunder (an "MAJOR TRANSACTION REDEMPTION") shall be delivered to the holders of the Series A Preferred Stock at their registered addresses appearing on the books and records of the Corporation within one (1) business day following the public announcement of such Major Transaction and shall state (1) that the Corporation is exercising its right to redeem all of the outstanding shares of Series A Preferred Stock and (2) if known, the date of redemption (the "MAJOR TRANSACTION REDEMPTION DATE"), which date shall be (A) at least twenty (20) Trading Days after the date of delivery of the Major Transaction Redemption Notice and (B) the date of consummation of the Major Transaction. In the event that the Major Transaction Notice is delivered to the holders of the Series A Preferred Stock but the Major Transaction is not consummated, the Major Transaction Notice shall be deemed to be withdrawn. On the Major Transaction Redemption Date, the Corporation shall make payment of the Major Transaction Redemption Amount (as defined below) to or upon the order of the holders as specified by the holders in writing to the Corporation at least one (1) business day prior to the Major Transaction Redemption Date. If the Corporation exercises its right to redeem the Series A Preferred Stock pursuant to this Section V.E of Article V.A(d) of the Articles of Incorporation, the Corporation shall make payment to the holders of an amount in cash (the "MAJOR TRANSACTION REDEMPTION AMOUNT") equal to the greater of (x) the Major Transaction Percentage (as defined below), multiplied by the sum of (a) the Stated Value of the shares of Series A Preferred Stock to be redeemed, plus (b) an amount equal to eight percent (8%) per annum of such Stated Value for the period beginning on the Issue Date and ending on the Major Transaction Redemption Date, plus (c) all Conversion Default Payments (as defined in Section VI.E of Article V.A(d) of the Articles of Incorporation), Delivery Default Payments (as defined in Section VI.D of Article V.A(d) of the Articles of Incorporation) and any other amounts owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement, and (y) the "EQUIVALENT VALUE" of the shares to be redeemed, where equivalent value means the product of (a) the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock in accordance with Section VI of Article V.A(d) of the Articles of Incorporation (without giving effect to any limitations on conversions of shares contained herein, and treating the Trading Day (as defined in Section VI.B of Article V.A(d) of the Articles of Incorporation) immediately preceding the date of public announcement of such Major Transaction as the Conversion Date (as defined in Section VI.D(d) of Article V.A(d) of the Articles of Incorporation) for purposes of determining the applicable Conversion Price (provided that, if the per share consideration to be paid to the stockholders of the Corporation in such Major Transaction as calculated pursuant to clause (b) below exceeds the product of the Major Transaction Percentage multiplied by the Fixed Conversion Price, then the Conversion Price for purposes of this clause (a) shall equal the Fixed Conversion Price)), multiplied by (b) the price per share of Common Stock paid to stockholders of the Corporation in such Major Transaction (with the value of any non-cash consideration being equal to the Market Value (as defined in Section VI.C(f)(ii) of Article V.A(d) of the Articles of Incorporation) of such consideration on the date of consummation of such Major Transaction). The "MAJOR TRANSACTION PERCENTAGE" shall be (A) 165%, in the case of a Major Transaction which is consummated on or prior to the date which is twelve (12) months following the Issue Date and (B) 200%, in the case of a Major Transaction which is consummated after the date which is twelve (12) months following the Issue Date. Notwithstanding notice of a Major Transaction Redemption, the holders shall at all times prior to the Major Transaction Redemption Date maintain the right to convert all or any shares of Series A Preferred Stock at the Conversion Price then in effect (including any adjustments pursuant to Section VI.B(b) of Article V.A(d) of the Articles of Incorporation and Section VI.C of Article V.A(d) of the Articles of Incorporation) in accordance with
Section VI of Article V.A(d) of the Articles of Incorporation, and any shares of Series A Preferred Stock so converted after receipt of a Major Transaction Redemption Notice and prior to the Major Transaction Redemption Date set forth in such notice and payment of the aggregate Major Transaction Redemption Amount shall be deducted from the shares of Series A Preferred Stock which are otherwise subject to redemption pursuant to such notice. If the Corporation delivers a Major Transaction Redemption Notice and fails to pay the Major Transaction Redemption Amount due to the holders of Series A Preferred Stock on the Major Transaction Redemption Date, the Corporation (and any Successor Entity (as defined in Section VI.C(b) of Article V.A(d) of the Articles of Incorporation) shall forever forfeit its right to redeem the Series A Preferred Stock pursuant to this Section V.D of Article V.A(d) of the Articles of Incorporation and such Successor Entity shall assume the obligations of the Corporation under this Article V.A(d) of the Articles of Incorporation in accordance with Section VI.C(b) of Article V.A(d) of the Articles of Incorporation.

                  F. FAILURE TO PAY REDEMPTION AMOUNTS. In the case of a Mandatory Redemption Event or the delivery of an Optional Redemption Notice, Redemption In Lieu of Conversion Notice or Major Transaction Redemption Notice, if the Corporation fails to pay the Mandatory Redemption Amount, the Optional Redemption Amount, the Redemption In Lieu of Conversion Amount or the Major Transaction Redemption Amount, as applicable, within five (5) business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Series A Preferred Stock shall have the right at any time and from time to time after the failure to timely pay the Mandatory Redemption Amount, the Optional Redemption Amount, the Redemption In Lieu of Conversion Amount or the Major Transaction Redemption Amount, as applicable, to require the Corporation, upon written notice, to immediately issue (in accordance with and subject to the terms of Section VI of Article V.A(d) of the Articles of Incorporation), in lieu of the portion of the Mandatory Redemption Amount, the Optional Redemption Amount, the

Redemption In Lieu of Conversion Amount or the Major Transaction Redemption Amount, as applicable, with respect to which such election is made, the number of shares of Common Stock of the Corporation equal to such applicable redemption amount divided by any Conversion Price (as defined below), as chosen in the sole discretion of the holder of Series A Preferred Stock, in effect from the date of the Mandatory Redemption Event (or the date of delivery of an Optional Redemption Notice, Redemption In Lieu of Conversion Notice or Major Transaction Redemption Notice) until the date such holder elects to exercise its rights pursuant to this Section V.F of Article V.A(d) of the Articles of Incorporation.


                   VI. CONVERSION AT THE OPTION OF THE HOLDER

                  A. OPTIONAL CONVERSION

                     (a) CONVERSION AMOUNT. Subject to the restrictions set forth in Section V1.A(b) of Article V.A(d) of the Articles of Incorporation, each holder of shares of Series A Preferred Stock may, at its option at any time and from time to time on or prior to 5:00 p.m., Eastern Standard Time, on the Maturity Date (as defined in Section VII of Article V.A(d) of the Articles of Incorporation), upon surrender of the certificates therefor, convert any or all of its shares of Series A Preferred Stock into Common Stock as set forth below (an "OPTIONAL CONVERSION"). Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as such Common Stock exists on the Issue Date, or any other shares of capital stock or other securities of the Corporation into which such Common Stock is thereafter changed or reclassified, as is determined by dividing (1) the sum of (a) the Stated Value thereof plus (b) the Premium Amount (as defined below), by (2) the then effective Conversion Price (as defined below); provided, however, that in no event shall a holder of shares of Series A Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series A Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the warrants issued by the Corporation pursuant to the Securities Purchase Agreement (the "WARRANTS")) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (x) of such proviso. The "PREMIUM AMOUNT" means the product of the Stated Value, multiplied by .08, multiplied by (N/365), where "N" equals the number of days elapsed from the Issue Date to and including the Conversion Date (as defined in Section VI.B of Article V.A(d) of the Articles of Incorporation).

                     (b) CONVERSION RESTRICTIONS. No conversions may occur prior to October 17, 2000; provided, however, that the restrictions on conversion set forth above shall not apply to conversions taking place on any Conversion Date
(i) on which the Trade Price (as defined below) of the Common Stock is greater than or equal to either the Fixed Conversion Price (as defined below) or 115% of the Variable Conversion Price (as defined below) or (ii) occurring on or after the date the Corporation makes a public announcement that it intends to merge or consolidate with any other corporation or sell or transfer substantially all of the assets of the Corporation or (iii) occurring on or after the date any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (or any other takeover scheme) or (iv) occurring on or after there is a material adverse change in the business, operations, assets, financial condition or prospects of the Corporation or its subsidiaries, taken as a whole, or (v) following the occurrence of any Mandatory Redemption Event. "TRADE PRICE" means, for any security as of any date, the highest sale price of the Common Stock on the NNM as reported by Bloomberg or, if the NNM is not the principal trading market for such security, the highest sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if the foregoing do not apply, the highest sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no highest sale price of such security is available in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the highest bid price of any market maker for such security that is listed in the "pink sheet" by the National Quotation Bureau, Inc. If the Trade Price cannot be calculated for such security on such date in the manner provided above, the Trade Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series A Preferred Stock being redeemed in lieu of conversion for which the calculation of the Trade Price is required in order to determine the Redemption Market Price of such Series A Preferred Stock.

                     (c) TRADING MARKET LIMITATION. Unless the Corporation either (i) is permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded or (ii) has obtained approval of the issuance of the Common Stock upon conversion of or otherwise pursuant to the Series A Preferred Stock in accordance with applicable law and the rules and regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities (the "STOCKHOLDER APPROVAL"), in no event shall the total number of shares of Common Stock issued upon conversion of or otherwise pursuant to the Series A Preferred Stock (including any shares of capital stock or rights to acquire shares of capital stock issued by the Corporation which are aggregated or integrated with the Common Stock issued or issuable upon conversion of or otherwise pursuant to the Series A Preferred Stock for purposes of any such rule or regulation) exceed the maximum number of shares of Common Stock that the Corporation can so issue pursuant to any rule of the principal United States securities market on which the Common Stock trades (including Rule 4460 of the NNM or any successor rule)(the "MAXIMUM SHARE AMOUNT") which, as of the Issue Date, shall be 2,545,043 (19.99% of the total shares of Common Stock outstanding on the Issue Date), subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Issue Date. With respect to each holder of Series A Preferred Stock, the Maximum Share Amount shall refer to such holder's pro rata share thereof determined in accordance with Section X of Article V.A(d) of the Articles of Incorporation. In the event that the sum of (x) the aggregate number of shares of Common Stock actually issued upon conversion of or otherwise pursuant to the Series A Preferred Stock plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of or otherwise pursuant to the outstanding Series A Preferred Stock at the then effective Conversion Price, represents at least one hundred percent (100%) of the Maximum Share Amount (the "TRIGGERING EVENT"), the Corporation will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event.

                  B. CONVERSION PRICE.

                     (a) CALCULATION OF CONVERSION PRICE. Subject to subparagraph (b) below, the "CONVERSION PRICE" shall be the lesser of the Variable Conversion Price (as defined herein) and the Fixed Conversion Price (as defined herein), subject to adjustments pursuant to the provisions of Section VI.C of Article V.A(d) of the Articles of Incorporation. The "VARIABLE CONVERSION PRICE" shall mean 100% of the Market Price (as defined below). "MARKET PRICE" shall mean the average of the lowest Closing Bid Prices for any five (5) consecutive Trading Days (the "MARKET PRICE DAYS") during the twenty-two (22) consecutive Trading Day period ending one (1) Trading Day prior to the date the Notice of Conversion (as defined in Section VI.E of Article V.A(d) of the Articles of Incorporation) is sent by a holder to the Corporation via facsimile (the "PRICING PERIOD"). The Market Price Days shall be designated by the converting holder (from among the days comprising the Pricing Period) in the Notice of Conversion. "FIXED CONVERSION PRICE" shall initially mean $6.05 (the "INITIAL FIXED CONVERSION PRICE"), provided, that, in the event that the "ADJUSTED FIXED CONVERSION PRICE" (as defined below) is less than the Initial Fixed Conversion Price, then the Fixed Conversion Price shall equal the Adjusted Fixed Conversion Price. The Fixed Conversion Price shall be subject to adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Issue Date. "ADJUSTED FIXED CONVERSION PRICE " shall equal 110% of the average of the Closing Bid Prices of the Common Stock for the ten
(10) consecutive Trading Days ending on August 17, 2000 (subject to extension by one (1) Trading Day for each Trading Day after the Registration Deadline (as defined in the Registration Rights Agreement) that the Registration Statement (as defined in the Registration Rights Agreement) required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is first declared effective). "CLOSING BID PRICE" means, for any security as of any date, the closing bid price on the NNM as reported by Bloomberg or, if the NNM is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price of such security is available in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the average of the bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date in the manner provided above, the Closing Bid Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series A Preferred Stock being converted for which the calculation of the Closing Bid Price is required in order to determine the Conversion Price of such Series A Preferred Stock. "TRADING DAY" shall mean any day on which the Common Stock is traded for any period on the NNM, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

                     (b) CONVERSION PRICE DURING MAJOR ANNOUNCEMENTS. Notwithstanding anything contained in subparagraph (a) of this Paragraph B to the contrary, in the event the Corporation (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (or any other takeover scheme) (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the "ANNOUNCEMENT DATE"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal, for each such date, to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in subparagraph (a) of this Section VI.B of Article V.A(d) of the Articles of Incorporation. For purposes hereof, "ADJUSTED CONVERSION PRICE TERMINATION DATE" shall mean, with respect to any proposed transaction or tender offer (or takeover scheme) for which a public announcement as contemplated by this subparagraph (b) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) consummates or publicly announces the termination or abandonment of the proposed transaction or tender offer (or takeover scheme) which caused this subparagraph (b) to become operative.

                  C. ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price shall be subject to adjustment from time to time as follows:

                     (a) ADJUSTMENT TO CONVERSION PRICE DUE TO STOCK SPLIT, STOCK DIVIDEND, ETC. If at any time when Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, rights offering below the Trading Price (as defined below) to all holders of Common Stock or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion of the Series A Preferred Stock, then the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof. "TRADING PRICE," which shall be measured as of the record date in respect of the rights offering, means (i) the average of the last reported sale prices for the shares of Common Stock on the NNM as reported by Bloomberg, as applicable, for the five (5) Trading Days immediately preceding such date, or (ii) if the NNM is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Trading Price shall be the fair market value as reasonably determined in good faith by (a) the Board of Directors of the Corporation or (b) at the option of a majority-in-interest of the holders of the outstanding Series A Preferred Stock, by an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation.

                     (b) ADJUSTMENT DUE TO MERGER, CONSOLIDATION, ETC. If, at any time when Series A Preferred Stock is issued and outstanding and prior to the conversion of all Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation (each, a "CHANGE OF CONTROL TRANSACTION"), then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of the Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the holders of Series A Preferred Stock would have been entitled to receive in such transaction had the Series A Preferred Stock been converted in full immediately prior to such transaction (without regard to any limitations on conversion contained herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of Series A Preferred Stock. The Corporation shall not effect any transaction described in this subsection (b) unless (a) it first gives, to the extent practical, thirty (30) days' prior written notice (but in any event at least fifteen (15) business days prior written notice) of the record date of the special meeting of stockholders to approve, or if there is no such record date, the consummation of, such Change of Control Transaction (during which time the holders of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock) and (b) the resulting successor or acquiring entity (if not the Corporation) and, if an entity different from the successor or acquiring entity, the entity whose capital stock or assets the holders of the Common Stock are entitled to receive as a result of such Change of Control Transaction (each, a "SUCCESSOR ENTITY"), assumes by written instrument the obligations under this
Article V.A(d) of the Articles of Incorporation (including this subsection (b)). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

                     (c) ADJUSTMENT DUE TO DISTRIBUTION. Subject to Section III, if the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "DISTRIBUTION"), then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

                     (d) PURCHASE RIGHTS. Subject to Section III, if at any time when any Series A Preferred Stock is issued and outstanding, the Corporation issues any convertible securities or rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, then the holders of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                     (e) ADJUSTMENT FOR RESTRICTED PERIODS. In the event that
(i) the Corporation fails to obtain effectiveness with the SEC of any Registration Statement required to be filed pursuant to the Registration Rights Agreement on or prior to the date on which such Registration Statement is required to become effective pursuant to the terms of the Registration Rights Agreement, or (ii) any such Registration Statement after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement) lapses in effect, or sales of all the Registrable Securities otherwise cannot be made thereunder, whether by reason of the Corporation's failure or inability to amend or supplement the prospectus (the "PROSPECTUS") included therein in accordance with the Registration Rights Agreement or otherwise, after such Registration Statement becomes effective (including, without limitation, during an Allowed Delay (as defined in Section 3(f) of the Registration Rights Agreement)) (each of such events described in clauses (i) and (ii) being referred to as an "EXTENDED LOOKBACK EVENT"), then, at the election of each holder of Series A Preferred Stock exercisable with respect to any Optional Conversion occurring within twenty-two (22) Trading Days after the end of the Extended Pricing Period (as defined below), the Pricing Period shall be comprised of, (x) in the case of an event described in clause (i), the twenty-two (22) Trading Days preceding the date on which such Registration Statement is required to become effective pursuant to the terms of the Registration Rights Agreement, plus all Trading Days through and including the fifth (5th) Trading Day following the date of actual effectiveness of such Registration Statement; and (y) in the case of an event described in clause
(ii), the twenty-two

(22) Trading Days preceding the date on which the holder of the Series A Preferred Stock is first notified that sales may not be made under the Prospectus, plus all Trading Days through and including the fifth (5th) Trading Day following the date on which the Holder is first notified that such sales may again be made under the Prospectus (each of such periods referred to in (x) and (y) being defined as an "EXTENDED PRICING PERIOD"). If a holder of Series A Preferred Stock determines that sales may not be made pursuant to the Prospectus (whether by reason of the Corporation's failure or inability to amend or supplement the Prospectus or otherwise) it shall so notify the Corporation in writing and, unless the Corporation provides such holder with a written opinion of the Corporation's counsel to the contrary, such determination shall be binding for purposes of this paragraph. In the event that an Extended Lookback Event occurs during the Extended Pricing Period with respect to any other Extended Lookback Event, the Extended Pricing Periods shall be cumulative.

                     (f) ADJUSTMENT OF FIXED CONVERSION PRICE. If, during the twelve (12) month period following the Issue Date (or, if later, until the effective date of the Registration Statement required to be filed pursuant to
Section 2(a) of the Registration Rights Agreement), the Corporation issues or sells, or in accordance with Section VI.C(f)(i) of Article V.A(d) of the Articles of Incorporation is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Fixed Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a "DILUTIVE ISSUANCE"), then immediately upon the Dilutive Issuance, the Fixed Conversion Price will be reduced to the amount of the consideration per share received by the Corporation in such Dilutive Issuance.

                         (i) EFFECT ON FIXED CONVERSION PRICE OF CERTAIN EVENTS.
For purposes of determining the Fixed Conversion Price under Section VI.C(f) of
Article V.A(d) of the Articles of Incorporation, the following will be applicable:

                  A. ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "OPTIONS") and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Fixed Conversion Price then in effect, then the Fixed Conversion Price shall be equal to such price per share. For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Options" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Fixed Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

                  B. ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options), and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Fixed Conversion Price then in effect, then the Fixed Conversion Price shall be equal to such price per share. For the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Fixed Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                  C. CHANGE IN OPTION PRICE OR CONVERSION RATE. If there is a change at any time in (i) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (other than under or by reason of provisions designed to protect against dilution), the Fixed Conversion Price in effect at the time of such change will be readjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                  D. TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED CONVERTIBLE SECURITIES. If, in any case, the total number of shares of Common Stock issuable upon exercise of any Option or upon conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to convert or exchange such Convertible Securities shall have expired or terminated, the Fixed Conversion Price then in effect will be readjusted to the Fixed Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued.

                  E. CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes hereof will be the amount received by the Corporation therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Corporation in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Value (as defined below) thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any acquisition, merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Corporation.

                  F. EXCEPTIONS TO ADJUSTMENT OF CONVERSION PRICE. No adjustment to the Fixed Conversion Price will be made (i) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the Issue Date, (ii) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan of the Corporation now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the independent members of the Board of Directors of the Corporation or a majority of the members of a committee of independent directors established for such purpose; or
(iii) upon the conversion of the Series A Preferred Stock.

                         (ii) DEFINITION OF MARKET VALUE. "MARKET VALUE," for
any security as of any date, (i) means the average of the last reported sale prices for such security on the NNM for the five (5) Trading Days immediately preceding such date as reported by Bloomberg, or (ii) if the NNM is not the principal trading market for such security, the average of the last reported sale prices on the principal trading market for such security during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by (a) the Board of Directors of the Corporation or (b) at the option of a majority of the holders of the then outstanding shares of Series A Preferred Stock, by an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the issuing corporation.

                  D. MECHANICS OF CONVERSION. In order to convert Series A Preferred Stock into full shares of Common Stock, a holder of Series A Preferred Stock shall: (i) submit a copy of the fully executed notice of conversion in the form attached hereto as Exhibit A ("NOTICE OF CONVERSION") to the Corporation by facsimile dispatched prior to Midnight, New York City time (the "CONVERSION NOTICE DEADLINE"), on the date specified therein as the Conversion Date (as defined in Section VI.D(d) of Article V.A(d) of the Articles of Incorporation) (or by other means resulting in, or reasonably expected to result in, notice to the Corporation on the Conversion Date) to the office of the Corporation or its designated Transfer Agent for the Series A Preferred Stock, which notice shall specify the number of shares of Series A Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common

Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted); and (ii) surrender the original certificates representing the Series A Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation or the Transfer Agent for the Series A Preferred Stock as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than 48 hours from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

                  (a) LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

                  (b) DELIVERY OF COMMON STOCK UPON CONVERSION. Upon the surrender of certificates as described above together with a Notice of Conversion, the Corporation shall issue and, within two (2) business days after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above) (the "DELIVERY PERIOD"), deliver (or cause its Transfer Agent to so issue and deliver) in accordance with the terms hereof and the Purchase Agreement (including, without limitation, in accordance with the requirements of Section 2(g) of the Purchase Agreement) to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of Series A Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of Series A Preferred Stock not converted, if any. In addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to a holder $2,000 per business day in cash for each day beyond a two (2) business day grace period following the Delivery Period that the Corporation fails to deliver Common Stock (a "DELIVERY DEFAULT") issuable upon surrender of shares of Series A Preferred Stock with a Notice of Conversion until such time as the Corporation has delivered all such Common Stock (the "DELIVERY DEFAULT PAYMENTS"). Such Delivery Default Payments shall be paid to such holder by the fifth day of the month following the month in which it has accrued or, at the option of the holder (by written notice to the Corporation by the first day of the month following the month in which it has accrued), shall be convertible into Common Stock in accordance with the terms of this Section VI of Article V.A(d) of the Articles of Incorporation.

         In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation's Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder and its compliance with the provisions contained in Section VI.A of Article V.A(d) of the Articles of Incorporation and in this Section VI.D of Article V.A(d) of the Articles of Incorporation, the Corporation shall use its best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery and penalties described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

                  (c) NO FRACTIONAL SHARES. If any conversion of Series A Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion of the Series A Preferred Stock shall be the next higher number of shares.

                  (d) CONVERSION DATE. The "CONVERSION DATE" shall be the date specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result in, notice) to the Corporation or its Transfer Agent before Midnight, New York City time, on the date so specified, otherwise the Conversion Date shall be the first business day after the date so specified on which the Notice of Conversion is actually received by the Corporation or its Transfer Agent. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series A Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders preferential rights as a holder of Series A Preferred Stock shall survive to the extent the Corporation fails to deliver such securities.

         E. RESERVATION OF SHARES. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series A Preferred Stock outstanding (based on the lesser of the Variable Conversion Price and the Fixed Conversion Price in effect from time to time) shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. As of the date of issuance of the Series A Preferred Stock, 2,500,000 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of the Series A Preferred Stock (the "RESERVED AMOUNT"). The Reserved Amount shall be increased from time to time in accordance with the Corporation's obligations pursuant to Section 4(h) of the Purchase Agreement. In addition, if the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Preferred Stock shall be convertible, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Preferred Stock.

         If at any time a holder of shares of Series A Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Section VI of Article V.A(d) of the Articles of Incorporation (a "CONVERSION DEFAULT"), subject to Section X of
Article V.A(d) of the Articles of Incorporation, the Corporation shall issue to the holder all of the shares of Common Stock which are available to effect such conversion. The number of shares of Series A Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "EXCESS AMOUNT") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date elected by the holder in respect thereof. The Corporation shall use its best efforts to effect an increase in the authorized number of shares of Common Stock as soon as possible following the earlier of (i) such time that a holder of Series A Preferred Stock notifies the Corporation or that the Corporation otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and
(ii) a Conversion Default. In addition, the Corporation shall pay to the holder payments ("CONVERSION DEFAULT PAYMENTS") for a Conversion Default in the amount of (a) .24, multiplied by (b) the sum of the Stated Value plus the Premium Amount per share of Series A Preferred Stock held by such holder through the Authorization Date (as defined below), multiplied by (c) (N/365), where N = the number of days from the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "CONVERSION DEFAULT DATE") to the date (the "AUTHORIZATION DATE") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of Series A Preferred Stock. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the applicable Conversion Price, at the holder's option, as follows:

                  (a) In the event the holder elects to take such payment in cash, cash payment shall be made to holder by the fifth day of the month following the month in which it has accrued; and

                  (b) In the event the holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Section VI of Article V.A(d) of the Articles of Incorporation (so long as there is then a sufficient number of authorized shares of Common Stock).

                  The holder's election shall be made in writing to the Corporation at any time prior to 5:00 p.m, New York City Time, on the third
(3rd) day of the month following the month in which Conversion Default payments have accrued. If no election is made, the holder shall be deemed to have elected to receive cash. Nothing herein shall limit the holder's right to pursue actual damages (to the extent in excess of the Conversion Default Payments) for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

                  F. NOTICE OF CONVERSION PRICE ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
Section VI of Article V.A(d) of the Articles of Incorporation, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

                  G. STATUS AS STOCKHOLDERS. Upon submission of a Notice of Conversion by a holder of Series A Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into shares of Common Stock and
(ii) the holder's rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Article V.A(d) of the Articles of Incorporation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of shares of Series A Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation) the holder shall regain the rights of a holder of such shares of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares of Series A Preferred Stock to the holder or, if such shares of Series A Preferred Stock have not been surrendered, adjust its records to reflect that such shares of Series A Preferred Stock have not been converted. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Delivery Default Payments pursuant to Section VI.E of Article V.A(d) of the Articles of Incorporation to the extent required thereby for such Delivery Default and any subsequent Delivery Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Section VI.E.of
Article V.A(d) of the Articles of Incorporation) for the Corporation's failure to convert the Series A Preferred Stock.

                               VII. MATURITY DATE

         Each share of Series A Preferred Stock issued and outstanding (or not subject to a Notice of Conversion submitted with respect thereto) at 5:00 p.m., Eastern Standard Time, on April 17, 2003 (the "MATURITY DATE"), shall be redeemed by the Corporation for an amount in cash equal to the Liquidation Preference. At the option of the holders of a majority of the Series A Preferred Stock outstanding, exercisable by the delivery of written notice to the Corporation prior to April 17, 2003, the Maturity Date shall be delayed by one
(1) Trading Day for each Trading Day occurring prior thereto and prior to the full conversion of the Series A Preferred Stock that (i) any Registration Statement required to be filed and to be effective pursuant to the Registration Rights Agreement is not effective or sales of all of the Registrable Securities otherwise cannot be made thereunder during the Registration Period (as defined in the Registration Rights Agreement) (whether by reason of the Corporation's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement or otherwise),
(ii) any Mandatory Redemption Event or Trading Market Redemption Event exists, without regard to whether any cure periods shall have run, or (iii) that the Corporation is in breach of any of its obligations pursuant to Section 4(h) or 4(i) of the Purchase Agreement.

                              VIII. VOTING RIGHTS

         The holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise provided by the CBCA, in this Section VIII of
Article V.A(d) of the Articles of Incorporation, and in Section IX of Article V.A(d) of the Articles of Incorporation below.

         Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the CBCA the vote of the holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the CBCA shall constitute the approval of such action by the class. To the extent that under the CBCA holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the CBCA.

                           IX. PROTECTIVE PROVISIONS

         So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the CBCA) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

                  (a) alter, amend or repeal (whether by merger, consolidation or otherwise) the rights, preferences or privileges of the Series A Preferred Stock or any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

                  (b) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Section II of Article V.A(d) of the Articles of Incorporation, "SENIOR SECURITIES");

                  (c) create any new class or series of capital stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Section II of Article V.A(d) of the Articles of Incorporation, "PARI PASSU SECURITIES");

                  (d) increase the authorized number of shares of Series A Preferred Stock;

                  (e) issue any Senior Securities or Pari Passu Securities;

                  (f) increase the par value of the Common Stock, or

                  (g) do any act or thing not authorized or contemplated by this
Article V.A(d) of the Articles of Incorporation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         In the event holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the "DISSENTING HOLDERS") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this
Article V.A(d) of the Articles of Incorporation as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

                            X. PRO RATA ALLOCATIONS

         The Maximum Share Amount and the Reserved Amount (including any increases thereto) shall be allocated by the Corporation pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock issued to each holder. Each increase to the Maximum Share Amount and the Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder at the time of the increase in the Maximum Share Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Maximum Share Amount and Reserved Amount. Any portion of the Maximum Share Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series A Preferred Stock shall be allocated to the remaining holders of shares of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holders.

                                  XI. REMEDIES

         The Corporation acknowledges that a breach by it of its obligations under this Article V.A(d) of the Articles of Incorporation will cause irreparable harm to each holder of Series A Preferred Stock by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Corporation acknowledges that the remedy at law for a breach of its obligations under this Article V.A(d) of the Articles of Incorporation will be inadequate and agrees, in the event of a breach or threatened breach by the Corporation of the provisions of this Article V.A(d) of the Articles of Incorporation, that each holder of Series A Preferred Stock shall be entitled, in addition to all other available remedies in law or in equity, to any injunction or injunctions to prevent or cure any breaches of the provisions of this Article V.A(d) of the Articles of Incorporation and to enforce specifically the terms and provisions of this Article V.A(d) of the Articles of Incorporation, without the necessity of showing economic loss and without any bond or other security being required.

                  IN WITNESS WHEREOF, this Amendment is executed on behalf of the Corporation this 17th day of April, 2000.

                                         T-NETIX, INC.


                                         By:
                                            ------------------------------------

                                                  Alvyn A. Schopp
                                                  Chief Executive Officer

                                                                       EXHIBIT A
                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series A Preferred Stock)

         The undersigned hereby irrevocably elects to convert ______ shares of Series A Preferred Stock, represented by stock certificate No(s). __________ (the "PREFERRED STOCK CERTIFICATES") into shares of common stock ("COMMON STOCK") of T-NETIX, Inc., a Colorado corporation (the "CORPORATION"), according to the conditions of the Amendment to the Articles of Incorporation relating to the Series A Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

         The undersigned hereby irrevocably elects to convert $___________ in Conversion Default Payments, $__________ in Delivery Default Payments and/or $___________ in payments pursuant to Section 2(c) of the Registration Rights Agreement at the Applicable Conversion Price set forth below.

         The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DWAC TRANSFER").

         Name of DTC Prime Broker:
         Account Number:
                         ---------------------------------------

[ ] In lieu of receiving shares of Common Stock issuable pursuant to this Notice of Conversion by way of a DWAC Transfer, the undersigned hereby requests that the Corporation issue a certificate or certificates for the number of shares of Common Stock set forth above (which numbers are based on the Holder's calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

         Name:
              ---------------------------------------
         Address:
                 ------------------------------------

                 ------------------------------------

         The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

                  Date of Conversion:
                                      --------------------------------
                  Market Price Days:
                                     ---------------------------------
                  Applicable Conversion Price:
                                              ------------------------
                  Number of Shares of
                  Common Stock to be Issued pursuant to:
                  (i) Conversion of Series A Preferred Stock:

                  ----------------------------------------------------
                  (ii) Conversion of Conversion Default Payments, Delivery Default Payments and/or payments pursuant to Section 2(c) of the Registration Rights Agreement:

                  -----------------------------------------------------
                  Signature:
                            -------------------------------------------
                  Name:
                        -----------------------------------------------
                  Address:
                          ---------------------------------------------

*The Corporation is not required to issue shares of Common Stock until the original Series A Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than two (2) business days following receipt of the original Preferred Stock Certificate(s) to be converted, and shall make payments pursuant to the Amendment to the Articles of Incorporation relating to the Series A Preferred Stock for the number of business days such issuance and delivery is late.